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                                                               EXHIBIT 10-h-2

                 ROCKWELL INTERNATIONAL CORPORATION


                   Resolutions Adopted by the
                   Compensation Committee of
                   The Board of Directors on
                July 5, 1994 Modifying Deferred
                 Compensation Policy for Non-
                      Employee Directors
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    RESOLVED, that, effective July 1, 1994, there shall be credited to the total amount deferred pursuant to resolutions adopted by the Board of Directors on November 12, 1980 and November 3, 1993 entitled "Directors Deferred Compensation" and "Directors' Compensation", respectively, by each Director in respect of retainer and meeting attendance fees paid in cash and remaining owing to such Director at the end of each calendar quarter an additional amount equal to the amount then deferred and owing multiplied by one-fourth of the annual rate for quarterly compounding that is 120% of the "applicable Federal long-term rate" determined by the Secretary of the Treasury pursuant to Section 1274(d) of the Internal Revenue Code, as amended, or any successor provision, for the last month in such calendar quarter, such additional amount to be paid at the same time and in the same proportion as the payments of the fees so deferred; and further

    RESOLVED, that the penultimate clause of the sixth resolution under the heading "Directors' Compensation" heretofore adopted by the Board of Directors on November 3, 1993 be and it hereby is superseded by the preceding resolution.